
                                                                   Exhibit (11)

                    COMPASS BANCSHARES, INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share
                       (In Thousands Except Per Share Data)
                                   (Unaudited)

                                   Three Months Ended      Nine Months Ended
                                       September 30           September 30
                                 ----------------------  ----------------------
                                    1997        1996        1997        1996
                                 ----------  ----------  ----------  ----------
PRIMARY:
Weighted average shares
 outstanding                        65,881      64,070      65,781      64,676

Net effect of the assumed exer-
 cise of stock options - based on
 the treasury stock method using
 average market price                  878         465         731         432
                                 ----------  ----------  ----------  ----------
Total weighted average shares
 and common stock equivalents
 outstanding                        66,759      64,535      66,512      65,108
                                 ==========  ==========  ==========  ==========

 Net income                       $ 39,428     $26,924    $113,817    $ 98,600
                                 ==========  ==========  ==========  ==========

 Net income per common share      $   0.59     $  0.42    $   1.71    $   1.51
                                 ==========  ==========  ==========  ==========

FULLY DILUTED:
Weighted average shares
 outstanding                        65,881      64,070      65,781      64,676

Net effect of the assumed exer-
 cise of stock options - based on
 the treasury stock method using
 average market price or period-
 end market price, whichever is
 higher                                958        507         958          480
                                 ----------  ----------  ----------  ----------
Total weighted average shares
 and common stock equivalents
 outstanding                        66,839      64,577      66,739      65,156
                                 ==========  ==========  ==========  ==========

Net income                        $ 39,428     $26,924    $113,817    $ 98,600
                                 ==========  ==========  ==========  ==========

Net income per common share       $   0.59     $  0.42    $   1.71    $   1.51
                                 ==========  ==========  ==========  ==========
